Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of December 16, 2023, between RayzeBio, Inc., a Delaware corporation (the “Company”), and Bristol-Myers Squibb Company, a Delaware corporation (“Counterparty”).

In order to facilitate the consideration and negotiation of a possible negotiated transaction between the Company and Counterparty (a “Transaction”), each of the Company and Counterparty (referred to collectively as the “Parties” and individually as a “Party”) has either requested or may request access to certain non-public information regarding the other Party and the other Party’s subsidiaries. Each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient”. This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1.
Limitations on Use and Disclosure of Confidential Information. Subject to Section 4 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in Section 15 below) will, at any time, directly or indirectly:

(a)          make use, or allow the use, of any of the Provider’s Confidential Information (as defined in Section 14 below), except for the specific purpose of considering, evaluating, negotiating and consummating the Transaction; or

(b)          disclose any of the Provider’s Confidential Information to any other Person (as defined in Section 15 below).

The Recipient will be liable and responsible for any breach of this Agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement. The Recipient will direct its Representatives to refrain from any unauthorized use or disclosure of any of the Provider’s Confidential Information.

2.
Provider Contact Person. Any request by the Recipient or any of its Representatives to review any of the Provider’s Confidential Information must be directed to the individual(s) identified opposite the name of the Provider on EXHIBIT A and in the case of requests for the Company’s Confidential Information, requests also may be directed to Centerview Partners LLC, as the financial advisor to the Company (as applicable, the “Provider Contact Person”). Neither the Recipient nor any of the Recipient’s Representatives will contact or otherwise communicate with any other Representative or employee of the Provider in connection with the Transaction without the prior written authorization of the Provider Contact Person. If at any time Counterparty is approached by a third party concerning Counterparty’s involvement with the Company or interest by a third party in participating in the Transaction, Counterparty will as promptly as practicable inform the Company in writing (with electronic mail being sufficient) of the nature of such contact and the parties thereto. Counterparty agrees not to approach, or discuss with, any other Person regarding the possibility of joining in a combined proposal for the Transaction.

3.
No Representations by Provider. The Provider Contact Person will have the exclusive authority to decide what Confidential Information (if any) of the Provider is to be made available to the Recipient and its Representatives. Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives on any basis (including, without limitation, in contract, tort or under United States federal or state securities laws or otherwise) relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect.

4.	Permitted Disclosures.

(a)	Notwithstanding the limitations set forth in Section 1 above:

(i)          the Recipient (and, if applicable, any of its Representatives) may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s (or, if applicable, any of its Representative’s) disclosure thereof;

(ii)          subject to Section 4(b) below, the Recipient (and, if applicable, any of its Representatives) may disclose Confidential Information of the Provider to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the purpose of helping the Recipient consider, evaluate, negotiate or consummate the Transaction, and (B) has been advised of the terms of this Agreement and has been instructed to abide by the provisions hereof or is otherwise bound by confidentiality obligations at least as restrictive as those contained in this Agreement; and

(iii)          subject to Section 4(c) below, the Recipient (and, if applicable, any of its Representatives) may disclose Confidential Information of the Provider to the extent required by applicable law, including, but not limited to, applicable securities or antitrust laws, rule, including, but not limited to, applicable stock exchange rules, governmental regulation (including in connection with any legal, regulatory, judicial or administrative process or any audit or inquiry by a regulator, bank examiner or auditor), self-regulating organization or pursuant to mandatory professional ethics rules (collectively, “Law”).

(b)          If prior to providing certain Confidential Information to the Recipient (and, if applicable, its Representatives), the Provider delivers to the Recipient a written notice stating that such Confidential Information of the Provider may be disclosed only to specified Representatives of the Recipient, then, notwithstanding anything to the contrary contained in Section 4(a)(ii) above, the Recipient (and, if applicable, such specified Representatives) shall not disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient.

(c)          If the Recipient or any of the Recipient’s Representatives is required by Law or a request or are required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner to disclose any of the Provider’s Confidential Information to any Person, then the Recipient will as promptly as practicable provide the Provider with written notice (with notice by electronic mail being sufficient) so that the Provider may seek a protective order or other appropriate remedy. The Recipient and its Representatives will cooperate fully (to the extent reasonably practicable under the circumstances and not prohibited by Law) with the Provider and the Provider’s Representatives in any attempt by the Provider to obtain any such protective order or other remedy. If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient or any of its Representatives, as applicable and as legally required, disclose Confidential Information of the Provider, and if the Recipient obtains advice of reputable legal counsel confirming that the disclosure of such Confidential Information is legally required, then the Recipient or any of such Representatives, as applicable, may disclose such Confidential Information to the extent legally required; provided, however, that the Recipient and its Representatives will use their commercially reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

5.
Return of Confidential Information. Upon the Provider’s written request, the Recipient and the Recipient’s Representatives will as promptly as practicable deliver to the Provider all of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering to the Provider any written materials containing Confidential Information of the Provider, the Recipient may destroy such written materials and promptly deliver to the Provider a written confirmation (with confirmation by electronic mail being sufficient) of their destruction; provided further, that

(a)          Recipient and its Representatives shall not be required to destroy any computer files stored securely by them that are created pursuant to Recipient’s standard and automatic backup or archival procedures; and (b) Recipient and its external professional advisors (including its external auditors) shall be entitled to retain such Confidential Information as they are required to retain by law or any professional standard applicable to them. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement.

6.
Limitations on Soliciting Employees. During the 12-month period commencing on the date of this Agreement, neither Counterparty nor any Counterparty Representative at Counterparty’s direction will directly or indirectly solicit, induce, encourage or attempt to solicit, induce or encourage any director level or above employee of the Company with whom Counterparty or any Counterparty Representative came into substantial contact in connection with the consideration, evaluation, negotiation or consummation of a Transaction (other than solely through the listing of such employee’s name in an employee census or similar document) to terminate such employee’s relationship with the Company in order to become an employee, consultant or independent contractor of Counterparty or an affiliate of Counterparty; provided that the foregoing restrictions shall not apply to any solicitations made pursuant to general advertising or through search firms that are not directed specifically at employees of the Company, the solicitation or hiring of any employee whose employment with the Company was terminated prior to any solicitation, or the hiring of any employee who contacts Counterparty or an affiliate of Counterparty at his or her own initiative without any prior solicitation specifically targeted at such employee.

7.
Standstill Provision. During the 12-month period commencing on the date of this Agreement (the “Standstill Period”), neither Counterparty nor any of Counterparty’s Representatives on behalf Counterparty will, in any manner, directly or indirectly:

(a)          make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the Company or any securities (including derivatives thereof) of any controlled affiliate of the Company, (ii) any acquisition of any assets of the Company or any assets of any division or other controlled affiliate of the Company, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any controlled affiliate of the Company or involving any securities or assets of the Company or any securities or assets of any division or other affiliate of the Company (collectively, a transaction specified in (a)(i), (a)(ii) and (a)(iii) involving a majority of the Company’s outstanding capital stock or consolidated assets, is referred to as a “Business Combination”), or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the Company;

(b)          form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the Company or division of the Company;

(c)          act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company;

(d)          take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e)          agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f)          assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence;

(g)          enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h)          request or propose (either directly or indirectly) that the Company or any of the Company’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 7 (including this sub-paragraph).

Notwithstanding any other provision of this Agreement to the contrary, nothing herein will prevent Counterparty or its Representatives from communicating with the Chief Executive Officer or Board of Directors (or any duly constituted committee thereof) of the Company to make a proposal for or to negotiate with the Company in respect of a tender or exchange offer, merger or other business combination, or any other of the transactions described in Section 7(a)(i) involving the Company and Counterparty so long as such communication is made confidentially and does not require public disclosure. Following the end of the Standstill Period, nothing in this Agreement (including the prohibitions on use and disclosure set forth in Sections 1 and 4 hereof) shall, directly or indirectly, prevent or otherwise limit Counterparty and its Representatives from taking any actions referred to in clauses (a)-(h) of this Section 7 or related thereto, and in each case without notice to or consultation with the Company. The standstill provisions of this Section 7 shall terminate (x) upon the Company’s entry into a definitive agreement providing for a Business Combination or if (y) a third party unrelated to Counterparty shall have entered into a definitive agreement with the Company to acquire more than 50% of the outstanding common stock of the Company or (z) a third party unrelated to Counterparty commences a tender offer which, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of the Company, and in connection therewith, the Company files with the Securities and Exchange Commission a Schedule 14D-9 with respect to such offer that recommends that the Company’s stockholders accept such offer. Nothing in this Section 7 shall be construed to prohibit passive investments made in the ordinary course of business in connection with retirement plans, 401(k) plans, mutual funds, pension plans, or similar arrangements, in each case, only if not specifically targeted to an investment in the Company and not resulting in any filing obligation under Section 13 of the Exchange Act. The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

8.
Trading in Securities. Counterparty acknowledges and agrees that it is aware (and that Counterparty’s Representatives are aware or will be advised by Counterparty) that Confidential Information being furnished by the Company may contain material, non-public information regarding the Company and that the United States securities laws prohibit any Person who has such material, non-public information from purchasing or selling securities of the Company on the basis of such information or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities on the basis of such information.

9.
No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for the Transaction will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Except as otherwise set forth in this Agreement, each Party reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to the Transaction and to modify any procedures relating to any such process without giving notice to the other Party or any other Person; (b) to reject any proposal made by the other Party or any of the other Party’s Representatives with respect to the Transaction; and (c) to terminate discussions and negotiations with the other Party at any time. Each Party recognizes that, except as expressly provided herein or in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

10.
No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

11.
Remedies. Each Party acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party would suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives, and each Party further agrees to waive any requirement for the showing of actual damages or securing or posting of any bond in connection with such remedy. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Party or any of its Representatives has breached this Agreement, such Party will be liable for, and will pay to the other Party and the other Party’s Representatives, the reasonable legal fees incurred by the other Party and the other Party’s Representatives in connection with such litigation (including any appeal relating thereto).

12.
Successors and Assigns; No assignment. This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and assigns. This Agreement may not be assigned by any Party without the express prior written consent of the other Party.

13.
Applicable Law; Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party and its Representatives: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party or any of such Party’s Representatives; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

14.	Confidential Information.	For purposes of this Agreement, the Provider’s “Confidential Information” means:

(a)          any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or that has at any time been made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider pursuant to the Original NDA (as defined below), or hereunder;

(b)          any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this Section 14;

(c)          the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this Section 14 has been made available to the Recipient or any of its Representatives; and

(d)          the fact that discussions or negotiations are or may be taking place with respect to the Transaction and the proposed terms of any such transaction.

However, the Provider’s “Confidential Information” will not be deemed to include:

(i)          any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives in breach of this Agreement;

(ii)          any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives; provided that the source of such information was not and is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information;

(iii)          any information that becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives; provided that such source is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iv)          any information that is developed by or on behalf of the Recipient independently of the disclosure of Confidential Information and without reference to or use of Confidential Information.

15.	Miscellaneous.

(a)          For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or during the term of this Agreement becomes (i) an affiliate of such Party, (ii) an officer, director, member, manager, executive partner, employee, partner, advisor (including without limitation accountants, attorneys, financial advisors, and consultants), agent or other representative of such Party or of such Party’s affiliates or

(iii) only upon prior written approval of the Company, a potential debt financing source to be used by Counterparty in connection with the Transaction. Representatives shall not include any potential principal, co-investor, co-bidder, provider of equity capital that is not any equity fund managed by Counterparty, any proposed joint buyer in the Transaction or a debt financing source that is not pre-approved in writing by the Company.

(b)          The Recipient acknowledges that some Confidential Information may be deemed competitively sensitive and may be designated for review solely by the Recipient’s outside advisors or by a limited number or category of its employees designated between the parties in writing, and the Recipient and its Representatives agree to abide by such designation and restrictions. Without limitation of the foregoing, the Provider may request that certain Confidential Information be provided for in-person review or in one or more “clean team folders” in an electronic data site maintained by or on behalf of the Provider, which Confidential Information shall be made available to, and shall be accessed and reviewed by, only such employees or other Representatives of the Recipient as the Provider designates in writing and on such terms as the Provider designates.

(c)          The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(d)          The term “affiliate” has the meaning given to it under the Securities Exchange Act of 1934, as amended.

(e)          The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(f)          Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(g)          By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right. Neither the Recipient nor the Recipient’s Representatives shall file any patent application containing any claim to any subject matter derived from the Confidential Information of the Provider.

(h)          To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(i)          This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof, including that certain Mutual Confidential Disclosure Agreement and Amendment (the “Original NDA”); provided, however, that nothing herein shall relieve any Party from any liability with respect to any violation or breach of the Original NDA that occurred prior to the date of this Agreement.

(j)          The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Confidential Information to which the Recipient or any of its Representatives is granted access in connection with the Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I agree” icon or other indication of asset to such additional confidentiality conditions.

(k)          This Agreement shall terminate three years from the effective date of this Agreement; provided that Section 13 shall survive in perpetuity or until the latest date permitted by law. For the avoidance of doubt, the termination of this Agreement shall not relieve any Party from any liability with respect to any violation or breach of any provision contained in this Agreement and after the termination of this Agreement, Recipient shall not use or disclose any of the Provider’s Confidential Information that is retained by Recipient pursuant to Section 5, including for archival purposes. Nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law, and the protection of trade secrets by the Recipient shall be maintained as such until they fall into the public domain.

(l)          The Recipient agrees not to export, directly or indirectly, any U.S. source technical data acquired from the Provider or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

(m)          This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Signatures to this Agreement transmitted by DocuSign, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

*          *          *          *          *

The parties have caused this Agreement to be executed as of December 16, 2023.

RAYZEBIO, INC.		BRISTOL MYERS SQUIBB COMPANY

By:	/s/ Ken Song	By:	/s/ Jie D’Elia

Name:	Ken Song	Name:	Jie D’Elia

Title:	President and CEO	Title:	Senior Vice President, Business Development

Address:	[***]	Address:	[***]
	[***]		[***]
[***]
Contact:	[***]
		Contact:	[***]

[Signature Page – Confidentiality Agreement]

Exhibit A

Provider Contact Persons

Jie D’Elia, Senior Vice President, Business Development
Bristol Myers Squibb Company
Mobile: [***]
Email: [***]

[Exhibit A to Confidentiality Agreement]